Exhibit 99.5

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payer — Social Security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-00000000. The table below will help determine the proper identification number to give:

For this type of account	Give the name and SOCIAL SECURITY number of—	For this type of account:	Give the name and EMPLOYER IDENTIFICATION number of—

1. Individual account	The individual	6. A valid trust, estate or pension trust	The legal entity (do not furnish the identification number of the personal representative or trustee unless the legal entity itself is not designated in the account title) (4)

2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account (1)

3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor (2)

4. a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee (1)	7. Corporation or LLC electing corporate status on Form 8832	The corporation

b. The so-called trust account that is not a legal or valid trust under state law	The actual owner (1)	8. Association, club, religious, charitable, educational or other tax-exempt organization	The organization

5. Sole proprietorship or single-owner LLC	The owner (3)	9. Partnership or multi- member LLC	The partnership

		10. A broker or registered nominee	The broker or nominee

		11. Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district, or prison) that receives agricultural program payments	The public entity

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a Social Security number, that person’s number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s Social Security number.
(3)	You must show your individual name, but you may also enter your business or “doing business as” name. You may use either your Social Security number or employment identification number.
(4)	List first and circle the name of the legal trust, estate or pension trust.

NOTE:   If no name is circled when more than one name is listed, the number will be considered to be that of the                 first name listed.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Obtaining a Number

If you do not have a taxpayer identification number or you do not know your number, obtain Form SS-5, Application for a Social Security Number Card, Form W-7 Application for IRS Individual Taxpayer Identification Number, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

Payees Exempt from Backup Withholding:

•	An organization exempt from tax under section 501(a), or an individual retirement plan, or a custodial account under Section 403(b)(7), if the account satisfies the requirements of Section 401(f)(2).
•	The United States or any agency or instrumentally thereof.
•	A state, the District of Columbia, a possession of the United States, or any subdivision or instrumentally thereof.
•	A foreign government, a political subdivision of a foreign government, or any agency or instrumentally thereof.
•	An international organization or any agency, or instrumentally thereof.

Payees that may be Exempt from Backup Withholding:

•	A corporation.
•	A foreign central bank of issue.
•	A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States.
•	A futures commission merchant registered with the Commodity Futures Trading Commission.
•	A real estate investment trust.
•	An entity registered at all times during the tax year under the Investment Company Act of 1940.
•	A common trust fund operated by a bank under section 584(a).
•	A financial institution.
•	A middleman known in the investment community as a nominee or custodian.
•	A trust exempt from tax under section 664 or described in section 4947.

Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

•	Payments to nonresident aliens subject to withholding under section 1441.
•	Payments to partnerships not engaged in a trade or business in the United States and which have at least one nonresident alien partner.
•	Payments made by certain foreign organizations.
•	Payments of patronage dividends not paid in money.
•	Section 404(k) distributions made by an ESOP.

Payments of Interest not generally subject to backup withholding include the following:

•	Payments of interest on obligations issued by individuals. Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer’s trade or business and you have not provided your correct taxpayer identification number to the payer.
•	Payments of tax-exempt interest (including exempt-interest dividends under section 852).
•	Payments described in section 6049(b)(5) to nonresident aliens.
•	Payments on tax-free covenant bonds under section 1451.
•	Payments made by certain foreign organizations.
•	Mortgage or student loan interest paid to you.

Exempt payees described above should file a Substitute Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE “EXEMPT” ON THE FACE OF THE FORM, SIGN AND DATE THE FORM AND RETURN IT TO THE PAYER.

Payments that are not subject to information reporting are also not subject to backup withholding. For details, see regulations under sections 6041, 6041A, 6044, 6045, 6049, 6050A, and 6050N.

Privacy Act Notice.–Section 6109 of the Internal Revenue Code requires you to give your correct tax identification number to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS may also provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, and the District of Columbia to carry out their tax laws.

You must provide your tax identification number whether or not you are required to file a tax return. Payers must generally withhold 30% (29% after December 31, 2003; 28% after December 31, 2005) of taxable interest, dividend, and certain other payments to a payee who does not give a tax identification number to a payee. Certain penalties may also apply.

Penalties:

(1) Penalty for Failure to Furnish Taxpayer Identification Number. – If you fail to furnish your correct taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2) Civil Penalty for False Information With Respect to Withholding. – If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

(3) Criminal Penalty for Falsifying Information. – Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION, CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.